UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-27716

                          YONKERS FINANCIAL CORPORATION
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)

                               Six Executive Plaza
                             Yonkers, New York 10701
                                 (914) 965-2500
                 ----------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                 ----------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                 ----------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty file reports:

      Rule 12g-4(a)(1)(i)          [X]        Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(1)(ii)         [ ]        Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(i)          [ ]        Rule 12h-3(b)(2)(ii)      [ ]
      Rule 12g-4(a)(2)(ii)         [ ]        Rule 15d-6                [ ]
      Rule 12h-3(b)(1)(i)          [X]

         Approximate number of holders of record as of the certification or notice date: None.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Yonkers Financial Corporation has caused this certification/notice to be signed and filed on its behalf by the undersigned duly authorized person.

         Date:  May 10, 2002

                                 By:   /s/ James S. Maxwell
                                    -----------------------------------------
                                 Name:     James S. Maxwell
                                 Title:    Executive Vice President and
                                           General Counsel
                                 Company:  Atlantic Bank of New York (as
                                           successor to Yonkers Financial
                                           Corporation)